COACHMAN INCORPORATED

Consolidated Financial Statements
December 31, 1996, 1995 and 1994

With Independent Auditors' Report Thereon









Independent Auditors' Report


The Board of Directors and Stockholders
Coachman Incorporated and Subsidiaries:

We have audited the consolidated balance sheets of Coachman
Incorporated and subsidiaries (Coachman) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coachman Incorporated and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/KPMG
PEAT MARWICK LLP

March 21, 1997

Stamp No. 1410682 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.





Independent Auditors' Report



The Board of Directors and Stockholders
Coachman Incorporated and Subsidiaries

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Coachman Incorporated and Subsidiaries (Coachman) for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Theose standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Coachman Incorporated and Subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.




/s/Sartain Fischbein & Co.
SARTAIN FISCHBEIN & CO.


June 8, 1995






COACHMAN INCORPORATED

Consolidated Balance Sheets

December 31, 1996 and 1995




                     Assets
                                                  1996            1995

Current assets:
	Cash and cash equivalents                     $    5,541          99,846
	Accounts receivable:
		Trade, net of allowance for doubtful
  accounts of $246,129 in 1996
  (notes 8 and 13)                              4,676,459             922
		Related parties                                   8,764          99,636
		Other, principally government incentives      1,092,995              -
	Notes receivable from affiliates (note 6)         42,714          35,702
	Inventories (note 3)                          12,246,108              -
	Investment in equity securities (note 4)          40,000         108,000
	Prepaid expenses and other current assets        157,629           5,795
                                              -----------       ---------
			Total current assets                        18,270,210         349,901
                                              -----------       ---------

Property and equipment (note 5)                 6,606,225           2,252
Intangibles (note 7)                            3,249,786              -
Notes receivable (note 6):
	Officer                                          135,266         127,609
	Affiliates                                       356,570         402,633
Acquisition in progress (note 2)                       -        8,629,488
Investments in subsidiaries (note 4)               76,038          76,038
Deferred tax asset (note 9)                     1,653,000              -
Debt issue costs, net of amortization
 of $192,304                                      565,709              -
Other assets                                       48,845              -
                                              -----------      ----------
			Total assets                               $30,961,649       9,587,921


Liabilities and Stockholders' Equity

Current liabilities:
	Accounts payable (notes 12 and 14):
		Trade (including bank overdraft of
   $833,923 in 1996)                            3,489,614         822,994
		Related parties (note 11)                         3,734           1,822
	Accrued liabilities                            1,038,524         629,577
	Current maturities of long-term debt
  (notes 8 and 11)                              8,964,942       4,869,758
	Income tax payable (note 9)                      149,370              -
                                              -----------      ----------
			Total current liabilities                   13,646,184       6,324,151

Deferred tax liability (note 9)                   800,475              -
Long-term debt (note 8)                         2,482,080          32,975
Minority interest in subsidiary (note 17)       1,760,000              -
                                              -----------      ----------
                                               18,688,739       6,357,126
                                              -----------      ----------
Stockholders' equity (note 10):
	Preferred stock, $.01 par value;
  authorized 200,000 shares; issued
  and outstanding 12,971 in 1996 and
  7,250 in 1995                                       130              73
	Common stock, $.01 par value;
  authorized 25,000,000 shares; issued
  and	outstanding 22,670,833 in 1996
  and 20,265,100 in 1995                          226,708         202,651
	Additional paid-in capital                    18,514,965      11,411,589
	Common stock and warrants committed
  (note 2)                                      1,435,879              -
	Common stock subscribed, unissued                     -          391,500
	Common stock subscriptions receivable                 -         (100,000)
	Deficit                                       (7,539,771)     (8,698,643)
	Net unrealized gain/(loss) on investment
  in equity securities                             (5,000)         23,625
	Payments towards redemption of Class AA
  Preferred Stock                                (360,001)             -
                                              -----------      ----------
			Total stockholders' equity                  12,272,910       3,230,795

Commitments and contingencies
 (notes 2, 11 and 14)
                                              -----------      ----------
		Total liabilities and stockholders' equity  $30,961,649       9,587,921



See accompanying notes to consolidated financial statements.





COACHMAN INCORPORATED

Consolidated Statements of Operations

Years ended December 31, 1996, 1995 and 1994



                                                1996       1995       1994
Revenues:
	Trade net sales (note 13)                $35,826,875        -          -
	Other                                         81,661      67,590     119,856
                                          -----------  ----------  ----------
			Total revenues                          35,908,536      67,590     119,856
                                          -----------  ----------  ----------
Costs and expenses:
	Cost of goods sold                        28,345,459          -           -
	Selling, general and administrative
		expenses (note 11)                        5,174,911     452,123     554,464
	Impairment of goodwill and other assets           -           -    1,483,870
                                          -----------  ----------  ----------
			Total costs and expenses                33,520,370     452,123   2,038,334
                                          -----------  ----------  ----------
			Operating income/(loss)                  2,388,166    (384,533) (1,918,478)
                                          -----------  ----------  ----------
Other income/(expense) (note 12):
	Interest income                               47,692      51,675      52,384
	Interest expense                          (1,314,633)    (10,558)     (5,354)
	Other income                                      -        8,260      62,643
	Gain on sale of marketable equity
		securities                                   12,046      32,664          -
                                          -----------  ----------  ----------
			Other income/(expense), net             (1,254,895)     82,041     109,673
                                          -----------  ----------  ----------
			Income/(loss) before income taxes        1,133,271    (302,492) (1,808,805)

Income tax benefit (note 9)                   170,059          -            -
                                          -----------  ----------  ----------
			Income/(loss) from continuing
				operations                              1,303,330    (302,492) (1,808,805)
                                          -----------  ----------  ----------
Discontinued operations (note 12):
	Loss from operation of discontinued
  retail activities                          (107,715)   (131,106)   (418,850)
	Loss from discontinuing retail
   activities                                      -     (248,436)         -
                                          -----------  ----------  ----------
	Loss on discontinued operations             (107,715)   (379,542)   (418,850)
                                          -----------  ----------  ----------
			Net income/(loss)                      $ 1,195,615    (682,034) (2,227,655)
                                          ===========  ==========  ==========
			Net income/(loss) applicable
				to common shares                      $   987,059    (753,442) (2,289,939)
                                          ===========  ==========  ==========

Average outstanding common shares          26,569,457   9,334,313   6,616,750
                                          ===========  ==========  ==========

Income/(loss) per average outstanding
 common	share from continuing operations      $   .04        (.04)       (.28)
                                              =======        ====        ====
Loss per average outstanding common
	share from discontinued operations           $ (.01)        (.05)       (.07)
                                              ======         ====        ====
Net income/(loss) per average outstanding
 common	share                                 $  .04         (.08)       (.35)
                                              ======         ====        ====



See accompanying notes to consolidated financial statements.





COACHMAN INCORPORATED

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1996, 1995 and 1994
                                                                                 Unrealized
                                                                                   Gain/    Payments
                                                                                   (Loss)    Towards
                                               Common                                on     Redemption
                                                Stock    Common      Common      Investment    of
Preferred Stock    Common Stock    Additional    and      Stock       Stock          in     Class AA   Retained      Total
--------------- ------------------   Paid-in  Warrants  Subscribed Subscriptions   Equity   Preferred  Earnings/  Stockholders'
Shares   Amount Shares      Amount   Capital   Capital   Unissued   Receivable   Securities   Stock    (Deficit)     Equity
------   ------ ---------- ------- ---------- --------- ---------- ------------- ---------- --------- ----------- -------------
Balance, December 31, 1993
    -    $   -   5,812,500  58,125  6,921,143        -          -           -       60,938         -  (5,788,954)  1,251,252
Common stock issued, net of issuance costs
    -        -   1,608,500  16,085    443,323        -          -           -            -         -          -      459,408
Preferred stock issued, net of issuance costs
 4,750       48         -       -     454,992        -          -           -            -         -          -      455,040
Net unrealized loss on investment in equity securities
    -        -          -       -          -         -          -           -      (60,938)        -          -      (60,938)
Net loss
    -        -          -       -          -         -          -           -            -         -  (2,227,655) (2,227,655)
------   ------ ---------- ------- ---------- --------- ---------- ------------- ---------- --------- ----------- -------------
Balance, December 31, 1994
 4,750       48  7,421,000  74,210  7,819,458        -          -           -            -         -  (8,016,609)   (122,893)
Common stock issued, net of issuance costs
    -        -  12,844,100 128,441  3,374,656        -          -           -            -         -          -    3,503,097
Common stock subscribed, unissued
    -        -          -       -          -         -     391,500          -            -         -          -      391,500
Common stock subscriptions receivable
    -        -          -       -          -         -          -     (100,000)          -         -          -     (100,000)
Preferred stock issued, net of issuance costs
 2,500       25         -       -     217,475        -          -           -            -         -          -      217,500
Net unrealized gain on investment in equity securities
    -        -          -       -          -         -          -           -        23,625        -          -       23,625
Net loss
    -        -          -       -          -         -          -           -            -         -    (682,034)   (682,034)
------ -------- ---------- ------- ---------- --------- ---------- ----------- ------------ --------- ----------  ----------
Balance, December 31, 1995
 7,250       73 20,265,100 202,651 11,411,589        -    391,500     (100,000)      23,625        -  (8,698,643)  3,230,795
Collection of common stock subscriptions
    -        -          -       -          -         -         -       100,000           -         -          -      100,000
Issuance of subscribed common stock
    -        -   1,125,000  11,250    380,250        -   (391,500)          -            -         -          -           -
Issuance of stock in payment of debt or obligations
 6,521       65    650,000   6,500  6,579,425        -         -            -            -         -          -    6,585,990
Payments towards redemption of Class AA
	Preferred Stock
    -        -          -       -          -         -         -            -            -   (360,001)        -     (360,001)
Common stock issued, net of issuance costs
    -        -     437,500   4,375    145,625        -         -            -            -         -          -      150,000
Conversion of preferred stock to common stock
  (800)      (8)   193,233   1,932     (1,924)       -         -            -            -         -          -           -
Common stock and warrants committed
    -        -          -       -          -   1,435,879       -            -            -         -          -    1,435,879
Net unrealized loss on investment in equity securities
    -        -          -       -          -         -         -            -       (28,625)       -          -      (28,625)
Net income
    -        -          -       -          -         -         -            -            -         -   1,195,615   1,195,615
Dividends on preferred stock of subsidiary
    -        -          -       -          -         -         -            -            -         -     (36,743)    (36,743)
------ -------- ---------- ------- ---------- ---------- -------- ------------ ------------ --------- ----------  ----------
Balance, December 31, 1996
12,971    $ 130 22,670,833 226,708 18,514,965  1,435,879       -            -       (5,000) (360,001) (7,539,771) 12,272,910



See accompanying notes to consolidated financial statements





COACHMAN INCORPORATED

Consolidated Statements of Cash Flows

Years ended December 31, 1996, 1995 and 1994



                                              1996        1995        1994

Cash flows from operating activities:
	Net income/(loss)                        $ 1,195,615   (682,034)  (2,227,655)
	Adjustments to reconcile net income/
  (loss) to net cash	provided by/
  (used in) operating activities:
			Loss from discontinuing
    retail activities                            -       248,436           -
			Gain on sale of marketable equity
    securities                               (12,066)    (32,664)          -
			Impairment of goodwill and other assets        -           -     1,483,870
			Depreciation and amortization           1,640,318       1,435      121,536
			Write-off of deferred revenue                  -           -       (25,626)
			Impairment of accounts receivable-
    related parties                               -           -         1,449
			Decrease/(increase) in accounts
    receivable                               607,736    (278,933)     (10,263)
			Decrease/(increase) in inventory       (2,486,755)    105,918      106,336
			Decrease/(increase) in prepaid
    expenses and other current assets         64,341     (41,126)      27,758
			Increase in deferred taxes               (289,746)         -            -
			Increase/(decrease) in accounts
    payable and accrued	liabilities         (142,690)    233,689       79,315
			Addition of interest, legal, and
    other costs related to
				renegotiated long-term debt                   -        7,319           -
			Increase in income tax payable             48,172          -            -
                                         -----------  ----------  -----------
					Net cash provided by/(used in)
      operating activities                   624,925    (437,960)    (443,280)
                                         -----------  ----------  -----------
Cash flows from investing activities:
	Payments related to acquisition in
  progress                                  (297,784) (2,113,658)          -
	Proceeds from sales of marketable
  equity securities                           51,441     117,039           -
	Dividends received from investments
  in affiliated entities                          -       14,600           -
	Proceeds from collection of note receivable      -       34,023       54,705
	Purchases of property and equipment      (1,399,896)         -       (43,631)
	Additions to intangibles                 (1,066,233)         -            -
	Proceeds from affiliate loan repayments       3,349          -            -
	Loan made to officer                         (7,657)         -            -
	Proceeds from officer loan repayments            -           -        17,308
	Increase in other assets                         -           -       (36,479)
	Cash acquired in acquisition of Olympic
  Group (note 2)                                 500          -            -
                                          ----------  ----------  -----------
					Net cash used in investing
      activities                          (2,716,280) (1,947,996)      (8,097)
                                          ----------  ----------  -----------
Cash flows from financing activities:
	Proceeds from issuance of preferred and
  common stock,	net of issuance costs      1,910,000   2,093,593      260,000
	Payment received for subscribed,
  unissued stock                             100,000     291,500           -
	Proceeds of loan from related party              -       50,550       68,771
	Payments for redemption of preferred stock (360,001)         -            -
	Proceeds of loan from third party                -       50,000           -
	Principal payments on note payable and
  long-term debt                             497,051     (32,618)     (19,586)
	Principal payment on borrowings from
  related party                             (150,000)         -            -
                                          ----------  ----------  -----------
					Net cash provided by financing
      activities                          $1,997,050   2,453,025      309,185
                                          ----------  ----------  -----------



COACHMAN INCORPORATED

Consolidated Statements of Cash Flows, Continued

Years ended December 31, 1996, 1995 and 1994




                                             1996        1995         1994

Net increase/(decrease) in cash and
 cash equivalents                       $   (94,305)      67,069     (142,192)

Cash and cash equivalents,
 beginning of year                           99,846       32,777      174,969
                                        -----------  -----------  -----------
Cash and cash equivalents,
 end of year                            $     5,541       99,846       32,777
                                        ===========  ===========  ===========


Supplemental disclosure of noncash investing
	and financing activities:
		Net unrealized gain/(loss) on
			marketable equity securities         $   28,625        23,625      (60,938)
                                        ==========  ============  ===========
		Accrued liability related to
   acquisition in	progress              $       -        440,000           -
                                        ==========  ============  ===========
		Issuance of note payable related
   to acquisition	in progress           $       -      4,448,826           -
                                        ==========  ============  ===========
		Issuance of common stock related to
	 		acquisition in progress             $       -      1,627,004           -
                                        ==========  ============  ===========
		Common stock subscription receivable  $       -        100,000           -
                                        ==========  ============  ===========
		Conversion of short and long-term
   debt and accrued interest into
   common and preferred stock           $6,585,990            -       425,040
                                        ==========  ============  ===========
		Purchase of St. Thomas retail store
   through increase in notes payable    $       -             -        75,000
                                        ==========  ============  ===========
		Purchase of Florida retail store
   through assumption of liabilities    $       -             -       113,427
                                        ==========  ============  ===========
		Unpaid dividends on preferred stock
   of subsidiary                        $   36,743            -            -
                                        ==========  ============  ===========
		Warrants issued related to
   acquisition of Olympic Group         $  600,000            -            -
                                        ==========  ============  ===========
		Issuance of Coachman's common
   stock related to acquisition of
   Olympic Group                        $  835,879            -            -
                                        ==========  ============  ===========
		Issuance of subscribed common stock   $  391,500            -            -
                                        ==========  ============  ===========
		Conversion of accrued interest due
   to stockholder to equity             $  436,970            -            -
                                        ==========  ============  ===========
		Conversion of preferred stock
   to common stock                      $    1,932            -            -
                                        ==========  ============  ===========


Supplemental disclosure of cash payments
	Interest                               $1,240,926            -         3,223
                                        ==========  ============  ===========
	Income taxes                           $   59,765            -            -
                                        ==========  ============  ===========



See accompanying notes to consolidated financial statements.





COACHMAN INCORPORATED

Notes to Consolidated Financial Statements

December 31, 1996, 1995 and 1994


(1)	Organization and Summary of Significant Accounting Policies

    (a)	Organization

Coachman Incorporated (Coachman) was incorporated on February 5,
1985. During 1995 and 1994, Coachman's primary business segment was retail sales of leisure wear (see note 2). As discussed in note 3, Coachman discontinued its retail operations in 1995. Coachman has also managed lodging properties in the United States since its inception and received commissions from the sale of time-share units in the Virgin Islands in 1995 and 1994 as a result of an acquisition in 1994 (see note 2).

Since December 21, 1995, Coachman has been actively involved in the management of Olympic Mills Corporation and its subsidiary, Yabucoa
Industries, Inc. and Lutania Mills, Inc. (collectively called the Olympic
Group) (see note 2) as well as in the process of raising the necessary financing to complete the acquisition of the Olympic Group. The Olympic
Group operates three textile manufacturing plants in Puerto Rico engaged in the manufacture and sale of underwear, tee-shirts, sportswear and pajamas. Sales of the Olympic Group are made primarily to residents of Puerto Rico and the U.S. Department of Defense.

    (b)	Principles of Consolidation

The accompanying 1995 and 1994 consolidated financial statements include the accounts of Coachman and its wholly-owned subsidiaries, Resorts of the Americas, Inc., Innkeepers, Inc., Coachman Inns of
America, Inc., Caribbean Outfitters, Inc. and Back Bay Outfitters, Inc.
The 1996 consolidated financial statements also include its wholly-owned subsidiaries, Olympic Mills Corporation and Lutania Mills, Inc.

The accompanying consolidated financial statements exclude the accounts of Caribbean Outfitters N.V. (Aruba), which was declared bankrupt by the Court of Justice in First Instance of Aruba on October 17, 1996 and placed under the jurisdiction of a trustee. Caribbean Outfitters N.V. (Aruba) is a wholly-owned subsidiary of Caribbean Outfitters, Inc. Management understands, with the advice of Coachman's legal counsel, that it has no legal responsibility over the liabilities of Caribbean Outfitters N.V.
(Aruba). Coachman has concluded that the loss of controlling financial interest over Caribbean Outfitters N.V. (Aruba) precludes its consolidation. The change in consolidation policy did not have an effect over the 1996 net income since Caribbean Outfitters N.V. (Aruba) did not operate during that year. The consolidated financial statements for 1995 and 1994 have been retroactively restated for the change, which resulted in a decrease in the net loss for 1995 of $614,286 ($.07 per share) and a decrease in the net loss for 1994 of $295,037 ($.04 per share).

All significant intercompany balances and transactions have been eliminated in consolidation.

    (c)	Cash Equivalents

For purposes of the consolidated statements of cash flows, Coachman considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

    (d)	Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market.

    (e)	Investment Securities

Investment securities at December 31, 1996 and 1995 consist of equity securities, which are accounted for in accordance with the provisions of Statement of Financial Accounting Standards (Statement) No. 115,
Accounting for Certain Investments in Debt and Equity Securities, as of
January 1, 1993. Under Statement 115, all of Coachman's equity securities are classified as available-for-sale.

Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. A decline in the fair value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established.
Dividend income is recognized when earned.

    (f)	Equipment and Improvements

Equipment and improvements are stated at cost. Depreciation is computed by the straight-line method over the estimated useful life of the assets.
The estimated useful lives of Coachman's equipment and improvements are as follows:

                                                Useful Life

Machinery and equipment                        3 to 10 years
Leasehold improvements                         the lesser of 10 years
                                                or leasehold term

The cost of maintenance and repairs is charged to expense as incurred.
The cost of significant renewals and improvements is added to the carrying amounts and accumulated depreciation for assets sold or retired are eliminated from the respective accounts and gains or losses on disposition are reflected in the consolidated statement of operations.

    (g)	Intangibles

The right of use-waste water treatment plant represents costs attributed to Lutania's right to use a waste water treatment plant constructed by the Puerto Rico government to be used exclusively by Lutania on leased government property. This intangible is being amortized by the straight-line method over the remaining lease term of 7 years. Tradenames represent the portion of the purchase price attributable to this intangible asset at the acquisition date and was being amortized by the straight-line method over 7 years. In 1994, approximately $1,330,000 related to a previously acquired subsidiary was charged to operations based on management's evaluation of future operations and the uncertainty of future revenues.

Amortization expense for each of the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

              Year                            Amount

              1996                         $    416,928
              1995                         $     23,367
              1994                         $  1,388,900


    (h)	Debt Issue Costs

Debt issue costs relate to those costs associated with the issuance of debt.
These deferred costs are amortized using the straight-line method over three to five years. Coachman charged to operations the deferred costs in 1995 related to the operations which were discontinued in December 1995
(see note 2).

    (i)	Income Taxes

Income taxes are accounted for under the asset and liability method.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (j)	Management Fees

Coachman recognizes management fees from the management of an affiliated hotel in San Antonio, Texas. Management fees are based on a percentage of hotel gross revenue.

    (k)	Income/(Loss) Per Common Share

Income/(loss) per common share amounts are computed by dividing net income/(loss) amounts affected for redeemable preferred stock dividends
($36,743 in 1996) by the weighted average outstanding number of common shares including the committed common shares of stock to the former owners of the Olympic Group (see note 2). The computations exclude consideration of certain stock options considered common stock equivalents as their effect is antidilutive. Coachman's Series A, Series B, and Series C cumulative convertible redeemable preferred stock were not common stock equivalents at issuance. The computation of fully diluted earnings per share, which would assume the conversion of the preferred stock and the exercise of the warrants issued in 1996 in connection with the Olympic Group acquisition, is not presented as the effect of the conversion of the preferred stock and warrants issued by Coachman and the preferred stock issued by Olympic is antidilutive. Undeclared preferred stock dividends of $171,813, $71,408 and $62,284 were considered in determining net income/(loss) applicable to common shares in 1996, 1995 and 1994, respectively.

    (l)	Impairment of Long-Lived Assets and Long-Lived Assets
        to Be Disposed Of

Coachman adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be
Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on Coachman's financial position, results of operations, or liquidity.

    (m)	Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. The costs for a specific clean-up site are discounted if the aggregate amount of the obligation and the amount and timing of the cash payments for that site are fixed or reliably determinable generally based upon information derived from the remediation plan for that site.
Recoveries from third parties which are probable of realization are separately recorded, and are not offset against the related environmental liability, in accordance with Financial Accounting Standards Board
Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, Environmental Remediation
Liabilities. SOP 96-1 was adopted by Coachman on January 1, 1997 and requires, among other things, environmental remediation liabilities to be accrued when the criteria of SFAS No. 5, Accounting for Contingencies, have been met. The SOP also provides guidance with respect to the measurement of the remediation liabilities. Such accounting is consistent with Coachman's current method of accounting for environmental remediation costs and, therefore, adoption of this new Statement will not have a material impact on Coachman's financial position, results of operations, or liquidity.

    (n)	Fair Value of Financial Instruments

The Coachman's financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, other assets, accounts payable, accrued liabilities, income tax payable, notes payable, and long-term debt. The carrying values of cash and cash equivalents and accounts receivable, approximate fair value due to the short-term nature of these instruments. The carrying value of notes receivable and notes payable approximates fair value due to the interest rates approximating the prevailing market rates at December 31, 1996.

The fair value of investments in equity securities is based on quoted market prices at the reporting date for those or similar investments.

It is not practicable to determine the fair value of accounts payable and accrued liabilities. In most instances, carrying amount approximates fair value because these financial instruments mature and should be collected or paid within six months after December 31, 1996. However, there are certain liabilities that relate to the discontinued operations of Coachman
(see note 12). Coachman is past due on payment of accounts payable and accrued liabilities and is in default on portions of the long-term debt.
Management currently intends to settle these obligations for amounts less than the face amounts.

The fair value of long-term debt is estimated based on the discounted cash flows for the same or similar issues under current rates offered to the Company for debt of the same remaining maturity. The fair value of the long-term debt at December 31, 1996 approximates its book value due to the interest rates approximating the prevailing market rates at December
31, 1996.

    (o)	Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

(2)	Acquisitions

Olympic Mills Corporation and Lutania Mills, Inc.

On December 21, 1995, Coachman acquired all of the outstanding common stock of Olympic Mills Corporation (Olympic) and Lutania
Mills, Inc. (Lutania), an affiliate of Olympic then in development stage
(collectively called the Olympic Group) (the Olympic Acquisition) for
$2,000 in cash.  Concurrent with and as an integral part of the Olympic
Acquisition, Coachman contributed to the capital of Olympic the following:

      $2,000,000 in cash;

       6,000,000 shares of Coachman common stock; and

       A promissory note for $4,448,826 due on July 15, 1996. The terms entitled the former owner of Olympic and Lutania to have veto power over all transactions over $100,000 until the note was paid off.

As part of the Olympic Acquisition, certain amounts due from Olympic to the former owner amounting to $3,570,000 plus accrued interest, and 96,405 preferred shares of Olympic, each with a par value of $100, owned by entities related to the former Olympic shareholder, were paid or acquired by Olympic for $5,458,460 in cash, deferred payment notes amounting to $4,225,714, the assignment of the 6,000,000 shares of Coachman contributed by Coachman to Olympic, the assignment of accounts receivable from an affiliate of Olympic amounting to $1,716,392, and the assignment of the $4,448,826 promissory note contributed by Coachman to Olympic. One of the deferred payment notes was collateralized by a pledge of the shares of Olympic by Coachman.
Furthermore, contingent consideration based on the 1995 net earnings of the Olympic Group was to be paid to an entity related to the former owner
($297,784 were paid in 1996), as well as a future payment of up to $1,000,000 conditioned upon the obtainment of certain grants requested by the Olympic Group, which amount would be due five years after the conditional payment becomes fixed and the corresponding notes are issued
($320,385 were accrued in 1996). Additionally, Coachman was committed to issue additional shares of its common stock as of the second anniversary date of the Olympic Acquisition sufficient for the entities currently owning the 6,000,000 shares of common stock issued as part of the Olympic Acquisition to own shares of Coachman having a value of $15 million at such anniversary date.

This transaction was determined in 1995 to be an acquisition in progress, and had been accounted for under the equity method of accounting.  It was considered an acquisition in progress because the current operating control of the Olympic Group remained with the former owner, and a promissory note issued in connection with the acquisition in the amount of
$1,785,200, which was due July 15, 1996, was secured by the stock of
Olympic.   Operations of the Olympic Group from December 21, 1995,
through December 31, 1995, were insignificant and were, therefore, excluded from the 1995 consolidated statement of operations of
Coachman.  Following are pro forma (unaudited) 1995 consolidated results assuming the Olympic Acquisition had been consummated on
January 1, 1995:

                                              Proforma
                                              Effect of
                                  Coachman     Olympic       Coachman
                                    Actual      Group        Pro Forma
                                ----------------------------------------
  	  Revenues                   $  67,590     31,184,281     31,251,871
    	Expenses                     452,123     31,149,771      1,601,894
                                ---------     ----------     ----------
	Operating income/(loss)         (384,533)        34,510       (350,023)

	Other income, net of
  other expenses                   82,041        253,965        336,006

	Income tax benefit                    -         266,750        266,750
                                ---------     ----------     ----------
	Net earnings/(loss)
  from continuing	operations    $(302,492)       555,225        252,733
                                =========     ==========     ==========
	Net earnings/(loss)
  per share from
		continuing operations           $  (.04)           .05            .01
                                  =======            ===            ===


Summarized financial information of the Olympic Group as of and for the year ended December 31, 1995, are as follows:

	    Total assets                         $ 23,465,776
    	Total liabilities                      14,619,836
                                          ------------
    	Stockholders' equity                 $  8,845,940
                                          ============

    	Net sales                            $ 31,184,281
                                          ============

    	Net income                           $    555,225
                                          ============



During 1996, Coachman was unable to meet the payments due on the notes at July 15, 1996 ($6,010,914). In October 1996, the former owner of the Olympic Group and Coachman renegotiated the terms of the acquisition and in November 1996, agreed as follows:

(a)	The payment of the $4,448,826 and the balance of the $1,785,200 notes
(after a $150,000 payment) (which were in default)  and accrued interest amounting to $436,977 was settled with the issuance of 6,521 Class AA
Redeemable Preferred Stock of Coachman with a par value of $0.01 per share, a stated value of $1,000, and cumulative dividends of $100 per annum, payable quarterly.  The payment of the dividends on this stock is guaranteed by the pledge of the shares of the Olympic Group.

(b)	To settle the obligation by Coachman to issue additional shares of its common stock up to a market value of $15,000,000, the former owner of the Olympic Group received:

      $1,250,000 in cash, all of which had been obtained by the Olympic Group through the private sale of preferred shares of stock of its own and were lent to Coachman,

      The commitment by Coachman to issue 5,000,000 additional shares of Coachman's common stock, the approval of which was confirmed by Coachman's shareholders on March 3, 1997, and,

    . The commitment by Coachman to issue warrants to purchase 5,000,000 additional shares of Coachman's common stock, at $0.50 each share over a period of five years, the approval of which was confirmed by Coachman's shareholders on March 3, 1997. These warrants have been appraised at a value of $600,000.

While the issuance of the additional shares of common stock and warrants required shareholders' approval, they have been given accounting recognition as of December 31, 1996, since members of the Board of Directors of Coachman own sufficient number of shares of Coachman's common stock to carry an affirmative vote on this matter and were committed to do so at December 31, 1996.

While Coachman depends on the cash flow of the Olympic Group to meet its redeemable preferred stock dividend payments, the Olympic Group must rely on permission from a secured lender to make cash available to Coachman for those purposes. During 1996, Coachman was able to avail itself of cash generated by the Olympic Group to satisfy specific obligations under the terms of the Olympic Group acquisition agreement and anticipates that it may avail itself of future cash which the Olympic
Group may generate to satisfy the contracted obligations with the former owner.

As a result of the aforementioned changes to the original Olympic Group acquisition agreement, the acquisition of Olympic and Lutania by Coachman is considered to have been consummated as of October 1996 for financial reporting purposes. The results of operations of Olympic and Lutania for the entire year ended December 31, 1996 have been consolidated with those of Coachman as though such acquisition had occurred at the beginning of the year.

Following is consolidating condensed financial information of Coachman and the Olympic Group, which provides more complete information concerning the relationship between Coachman and the Olympic Group:


Consolidating Balance Sheets

                  Coachman     Olympic    Combined  Elimination  Consolidated
                Incorporated    Group      Balance    Entries      Balance
                ------------  ---------- ---------- -----------  ------------
Assets:
Cash and cash
 equivalents    $      4,741         800      5,541          -          5,541
Receivables, net      25,873   5,807,454  5,833,327     (55,109)    5,778,218
Inventories               -   12,246,108 12,246,108          -     12,246,108
Equipment and
 improvements, net     1,089   6,605,136  6,606,225          -      6,606,225
Intangibles, net     169,006   3,080,780  3,249,786          -      3,249,786
Investments in
  subsidiaries    15,025,453          -  15,025,453 (14,949,415)       76,038
Due from affiliates
 and officers        534,550   1,504,800  2,039,350  (1,547,514)      491,836
Debt issue costs          -      565,709    565,709          -        565,709
Other assets          48,028   1,851,446  1,899,474      42,714     1,942,188
                 -----------  ---------- ---------- -----------    ----------
                 $15,808,740  31,662,233 47,470,973 (16,509,324)   30,961,649
                 ===========  ========== ========== ===========    ==========

Liabilities and equity:
Accounts payable
 and other current
	liabilities       2,679,167   3,561,984  6,241,151  (1,559,909)    4,681,242
Borrowings           407,279  11,039,743 11,447,022          -     11,447,022
Deferred tax
 liability           412,642     387,833    800,475          -        800,475
                 -----------  ---------- ---------- -----------    ----------
Total liabilities  3,499,088  14,989,560 18,488,648  (1,559,909)   16,928,739

Minority interest         -    1,760,000  1,760,000          -      1,760,000
Equity            12,309,652  14,912,673 27,222,325 (14,949,415)   12,272,910
                 -----------  ---------- ---------- -----------    ----------
                 $15,808,740  31,662,233 47,470,973 (16,509,324)   30,961,649
                 ===========  ========== ========== ===========    ==========


Consolidating Statements of Operations

Revenues:
Net sales        $        -   35,826,875 35,826,875          -     35,826,875
Interest and
  other revenues     141,399          -     141,399          -        141,399
Equity in net
  earnings of
  subsidiaries     1,888,847          -   1,888,847  (1,888,847)           -
                 -----------  ---------- ----------  ----------    ----------
                   2,030,246  35,826,875 37,857,121  (1,888,847)   35,968,274
                 -----------  ---------- ----------  ----------    ----------

Costs and expenses:
Cost of goods sold        -   28,345,459 28,345,459          -     28,345,459
Selling, general
 and administrative
	expenses            470,040   4,704,871  5,174,911          -      5,174,911
Interest and
 other expenses      139,733   1,282,615  1,422,348          -      1,422,348
                 -----------  ---------- ----------  ----------    ----------
                     609,773  34,332,945 34,942,718          -     34,942,718
                 -----------  ---------- ----------  ----------    ----------
                   1,420,473   1,493,930  2,914,403  (1,888,847)    1,025,556
Income taxes
 (expense)/
 benefit            (224,858)    394,917    170,059          -        170,059
                 -----------  ---------- ----------  ----------    ----------
Net income       $ 1,195,615   1,888,847  3,084,462  (1,888,847)    1,195,615
                 ===========  ========== ==========  ==========    ==========


The purchase price of the acquisition, which has been "pushed-down" to the individual financial statements of the Olympic Group, was allocated to the assets acquired based on their estimated fair value and resulted in the recognition of goodwill of $187,784.

In 1995, the purchase price had not been allocated to the assets of Olympic as the transaction was deemed an acquisition in progress and was accounted for as a deposit.


West Indies Resort Company and West Indies Club Limited

Effective July 1, 1994, Coachman issued 300,000 shares of its common stock for all of the outstanding common stock of West Indies Resort
Company (WIRC). WIRC entered into a sales and marketing agreement with Legend Resorts L.P. (Legend), a limited partnership and one of Coachman's common stockholders, whereby WIRC marketed and sold time-share units on behalf of Legend for the Hotel On the Cay, a resort property located in St. Croix, Virgin Islands. WIRC earned commissions equal to 45% of the sales price of each time-share unit sold. For the year ended December 31, 1995, and six months ended December 31, 1994, respectively, WIRC recognized approximately $2,300 and $52,800 in commissions, which has been included in other revenues in the accompanying statements of operations. The sales and marketing agreement expired October 1, 1995.

Effective July 1, 1994, Coachman issued 260,000 shares of its common stock and paid cash of $260,000 for all of the limited partnership interests of West Indies Club Limited (WICL). WICL had entered into an asset purchase option agreement with Legend to purchase the assets of the Hotel
On the Cay for $2,000,000, subject to reductions based on time-share sales activity in accordance with the agreement. The asset purchase option agreement expired unexercised October 1, 1995.

The acquisitions of WIRC and WICL were considered to be tax-free mergers under Internal Revenue Code section 368(a)(2)(D). The transactions were accounted for as purchases and, accordingly, the consolidated financial statements include the results of operations of WIRC and WICL since the acquisition date. The purchase price of $265,600 consisted of cash of $260,000 and $5,600 of Coachman common stock. The purchase price of the acquisition was allocated to the assets acquired based on their fair value and resulted in the recognition of goodwill of approximately $260,000, which was charged to operations in 1994.


Caribbean Outfitters, Inc.

Effective December 16, 1993, Coachman acquired Caribbean Outfitters,
Inc. (Caribbean) and its wholly-owned subsidiaries in a tax-free merger with Coachman's wholly-owned subsidiary, COI Acquisition, Inc.
Caribbean operated a chain of four retail clothing


stores specializing in men's and women's sports apparel located in Aruba
(2), Bonaire, and St. Croix. Coachman issued 2,000,000 shares of its common stock with a fair market value of $200,000 for all of the outstanding common stock of Caribbean.

As part of the merger agreement, the former Caribbean stockholders had the right to receive as a contingent stock earn-out additional shares of Coachman common stock based on increased store locations and cumulative revenues from operations of Caribbean. No contingent shares were issued in 1994. The Coachman retail operations, including
Caribbean, were discontinued in 1995 (see note 3), and as such no contingent shares were issued in 1995 and none are expected to be issued in future periods.

The acquisition was considered a tax-free merger under Internal Revenue
Code section 368(a)(2)(D). This transaction was accounted for as a purchase and, accordingly, the consolidated financial statements include the results of operations of Caribbean since the acquisition date. The purchase price of $1,943,334 consisted of $200,000 of Coachman common stock plus Caribbean liabilities of $1,743,334. The purchase price of the acquisition was allocated to the assets acquired based on their fair value and resulted in the recognition of goodwill of approximately
$1,020,000, which was charged to operations in 1994.

As stated in note 1, during 1996 Coachman lost its controlling financial interest over Caribbean Outfitters N.V. (Aruba), a wholly-owned subsidiary of Caribbean Outfitters, Inc., and therefore, is precluded from consolidation. The 1995 and 1994 financial statements have been restated to reflect this change in consolidation policy.


Florida Stores

During April 1994, Back Bay Outfitters, Inc., a wholly-owned subsidiary of Coachman, acquired the assets and assumed the liabilities of a retail store located in Florida. In addition, a wholly-owned subsidiary of Caribbean acquired the assets of a retail store in St. Thomas in May 1994.
The transactions were accounted for as purchases and, accordingly, the consolidated financial statements include the results of operations of the stores since the acquisition dates. The purchase price of the acquisitions was allocated to the assets acquired based on their fair value and resulted in goodwill of approximately $95,000, which was charged to operations in 1994.

(3)	Inventories

Inventories at December 31, 1996 were comprised of the following:

     Finished goods                        $   7,068,082
     Work-in-process                             736,257
     Raw materials                             4,441,769
                                           -------------

                                           $  12,246,108


(4)	Investment in Equity Securities

The aggregate fair value of the investment in equity securities at December 31, 1996 and 1995 amounted to $40,000 and $108,000, respectively. Gross unrealized holding gains/(losses) amounted to approximately $(5,000) and $24,000 for the years ended December 31, 1996 and 1995, respectively. In 1996 and 1995, the Company sold available-for-sale securities with a share value of $39,000 and $84,000, respectively, for approximately $51,000 and $117,000 and a realized gain of approximately $12,000 and $33,000, respectively.

(5)	Property and Equipment

Property and equipment at December 31, 1996 and 1995 consist of the following:

                                           1996                 1995

Machinery and equipment               $ 7,548,828             246,878
Leasehold improvements                    266,483                  -
                                      -----------             -------
                                        7,815,311             246,878
Less accumulated depreciation
 and amortization                       1,209,086             244,626
                                      -----------             -------

Property and equipment, net           $ 6,606,225               2,252
                                      ===========             =======


(6)	Notes Receivable

Notes receivable-officer is a $110,000 note due December 2003 plus accrued interest. The note bears an interest rate of 6% with interest and principal of approximately $15,000 payable annually and is collateralized by 1,109,498 restricted shares of Coachman's common stock. No payments on the note have been received since the inception of the note in 1993.

Notes receivable-affiliates consist of the following at December 31, 1996 and 1995:

                                              1996            1995

Coachman Inns Income Limited
	Partnership (CIILP)                      $  397,607        436,658
Other                                          1,677          1,677
                                          ----------        -------
                                             399,284        438,335
Less current maturities                       42,714         35,702
                                          ----------        -------
                                          $  356,570        402,633
                                          ==========        =======

Coachman is co-general partner in CIILP and advanced $505,000 to CIILP under a note agreement which bears interest at 9.0%, payable in monthly installments of $6,397 and maturing in January 2004. The loan is collateralized by a second mortgage on real estate owned by CIILP. In the event that the first mortgage lender were to foreclose on the real estate, management believes proceeds from the eventual sale of the property would be sufficient to cover the lender's first mortgage and Coachman's second mortgage. Coachman recognized interest income on this note of approximately $38,000, $41,000 and $44,000 in 1996, 1995 and 1994,
respectively.

(7)	Intangibles

Intangibles (all relating to the Olympic Group) at December 31, 1996 consist of the following:

Right of use-waste water treatment plant,
 net of accumulated amortization of
 $250,000 in 1996                                     $ 1,680,000

Tradenames, net of accumulated amortization
 of $148,150 in 1996                                    1,400,780

Goodwill, net of accumulated
amortization of $18,778 in 1996                           169,006
                                                      -----------
 	Intangibles, net                                    $ 3,249,786
                                                      ===========


(8)	Borrowings

The following debts were outstanding at December 31, 1996 and 1995:

                                                   1996            1995
Related parties:

8% note payable to former shareholders
of Olympic Mills Corporation, due in
July 1996 (a).                                $        -        4,448,826

Unsecured note payable to a stockholder
director, due on demand.  Interest
accrued at New York prime rate plus
2%.                                               154,150         154,150

6% unsecured loan payable to various
affiliates, due on demand.                        122,550         107,550

Promissory note due to Corporacion
Inmobiliaria Textil (Cintex) due and
payable on December 21, 2000,
bearing interest at 7%, due quarterly.          1,000,000              -

Promissory note to Fideicomiso
Hispamer due on December 21,
2000, interest at 7%, due quarterly.              465,000              -

Promissory note to Fideicomiso
Hispamer due and payable on
December 21, 2000, interest at 7%,
due quarterly.                                    320,385              -
                                               ----------       ---------
Balance carried forward                        $2,062,085       4,710,526
                                               ----------       ---------


                                                 1996             1995

Balance brought forward                        $2,062,085       4,710,526

Unrelated parties:

Revolving loans due to Congress Credit
Corporation (Congress) pursuant to
a loan and security agreement.                  7,921,018              -

Term loan due to Congress,
collateralized by a chattel mortgage
over the Olympic Group's property.              1,333,340              -

6% unsecured note payable to a
company, due in monthly
installments of approximately
$6,500, including interest, with the
final installment due in June 1995 (b).            75,000          75,000

11.5% note payable to a bank from
Caribbean, due in monthly
installments, including interest, with
the final installment due in January
1997.  The note is unsecured and is
guaranteed by a stockholder board
member (d).                                        25,579          37,207

9% unsecured note payable due in April 1996.           -           50,000

13% unsecured note payable to an unrelated
party with interest and principal due
January 1998, as amended.  The note contains
provisions permitting settlement through the
issuance of Coachman common stock assuming
a conversion rate of approximately $.15
per share.                                         30,000          30,000
                                               ----------       ---------
                                                9,384,937         192,207
                                               ----------       ---------
Total long-term debt                           11,447,022       4,902,733
Less current maturities                         8,964,942       4,869,758
                                               ----------       ---------
Long-term debt, excluding current
maturities                                     $2,482,080          32,975


(a)	The Olympic Mills Corporation note was contributed to the capital of the
Olympic Mills Corporation in connection with the acquisition discussed in note 2.

(b)	Required payments under the unsecured note have not been made by
Coachman through December 1996.  This note is past due.

(c)	The  note payable to a bank was in default at December 31, 1994.  The bank had first priority on a retail store's inventory and property and equipment.  In 1995, the bank received the assets of the store.  In August
1996, a Circuit Court rendered a final judgment and ordered the payment of principal and interest.  The judgment bears interest at the rate of 10%
per annum until paid.

On December 21, 1995, the Olympic Group entered into a loan and security agreement with Congress Credit Corporation (Congress) providing a maximum credit of $15,000,000. The agreement provides the following financing arrangements and financial accommodations.

Congress will provide revolving loans subject to certain limitations up to a maximum amount of $13,000,000, letter of credit accommodations up to a maximum amount of $1,000,0000 and a $2,000,000 term loan. The
Olympic Group shall pay Congress a letter of credit fee at an annual 4% rate over the daily outstanding balance of the letter of credit accommodations and an annual facility fee of $75,000 while the agreement is in effect. An unused line fee will be charged to the Olympic
Group at a rate of .50% over the excess of $13,000,000 over the average principal balance of the outstanding revolving loans and letter of credit accommodations. The agreement provides for a first chattel mortgage on all the equipment owned by the Olympic Group and a lien upon its intangible assets, cash and investments, inventory and eligible receivables.
At December 31, 1996, the Olympic Group had a term loan due to Congress, amounting to $1,333,340, which is payable in equal monthly installments of approximately $56,000 through December 1998, collateralized by a chattel mortgage over the Olympic Group's property.

Interest is payable on the outstanding principal amount at a 4% annual interest rate over Congress's cost of borrowing Section 936 of the U.S.
Internal Revenue Code funds in the commercial paper market or 2% over prime rate, whichever is less. At December 31, 1996, the Olympic Group was being charged at 2% over prime rate pending the filing of certain documentation on 936 funds.

The agreement contains various financial and nonfinancial covenants for which the Olympic Group has complied except certain covenants for which a waiver was obtained.

(9)	Income Taxes

The provision for income taxes is calculated separately for each of the companies since the tax laws of Puerto Rico require the filing of separate income tax returns for each company. Corporate income earned in Puerto
Rico is taxed at graduated statutory rates of 22% to 45%.

Under provisions of the Puerto Rico Industrial Incentives Act of 1978, as amended, Olympic has been granted partial tax exemption from the payment of Puerto Rico income, property and municipal license taxes for a period of 10 years ending in January 2003 at the following rates:

     Income                                    90%
     Property and municipal license            75%

Yabucoa has been granted, under the provisions of the Puerto Rico Tax
Incentives Act of January 24, 1987, as amended, partial tax exemption from the payment of Puerto Rico income, property and municipal license taxes for a period of 20 years ending in August 2010, January 2010 and June 2011, respectively, at the following rates:

     Income and property                       90%
     Municipal license                         60%

The income tax benefit for the years ended December 31, 1996, 1995 and 1994, consists of the following:

                                           1996      1995       1994

Current income tax expense             $ (129,919)       -          -
Deferred income tax benefit               299,978        -          -
                                       ----------    ------     ------
Income tax benefit, net                $  170,059        -          -
                                       ==========    ======     ======

The income tax effect of the temporary difference comprising the deferred income tax benefit for the year ended December 31, 1996 relates to net operating loss carryforwards of Lutania ($635,000) net of the tax on the undistributed earnings of Olympic ($335,022). A tax rate of 39% was used for the calculation of the income tax effect of the temporary differences arising from the net operating loss carryforward benefits of Lutania. The calculation of the temporary difference arising from the undistributed earnings was calculated using a tax rate of ten percent which is the applicable statutory tax rate for exempt companies.

Coachman has a deferred tax asset comprised primarily of income tax net operating loss carryforwards. Based on the results of Coachman's operations, management does not believe that it is more likely than not that it will be able to realize the benefit of the net operating loss carryforwards and other deductions before they begin to expire.
Therefore, Coachman has fully reserved for the deferred tax assets through a valuation allowance. The valuation allowance was increased by $171,000, $312,000 and $499,000, in 1996, 1995 and 1994, respectively.

Consolidated income tax expense for the years ended December 31, 1996, 1995 and 1994 differed from the amounts computed by applying the statutory rates as a result of the following:

                                         1996       1995       1994

Computed "expected" tax expense    $   390,000         -          -

Increase (reduction) in income
taxes resulting from:
 Tax reduction resulting from
  Puerto Rico Industrial
  Incentives Tax grants             (1,240,000)        -          -
 Deferred tax asset related to
  Coachman's net operating
  losses fully provided in
  allowance                            186,000         -          -
 Income tax effect on
  undistributed earnings of
  subsidiaries                         335,000         -          -
 Tax effect on nondeductible
  difference on asset basis            244,000         -          -
 Other                                 (85,000)        -          -
                                    ----------     ------     ------
Actual income tax benefit           $ (170,000)        -          -

Olympic is incorporated in the United States and, accordingly, is subject to U.S. income taxes; however, it has elected the benefits of Section 936 of the U.S. Internal Revenue Code. Section 936 allows an income tax credit limited to the sum of 60% of total employees compensation subject to certain limitations, certain percentages of the depreciation allowance and qualified state income taxes. Based on this formula called "Economic
Activity Limitation", no federal tax liability results for the year ended
December 31, 1996.

For taxable years beginning after December 31, 1995, the Small Business
Job Protection Act (approved on August 20, 1996) imposed new limitations on the Section 936 credit allowed to a U.S. Corporation for U.S. tax on income earned in Puerto Rico. Under this new legislation, the Company may continue to claim the credit provided by Section 936 for the next ten years or up to years beginning in 2005. Also, effective July 1, 1996, the credit for qualified investment possession source income will no longer be allowed for subsequent taxable years.

At December 31, 1996, Coachman has net operating loss carryforwards of approximately $3,976,000 which, if unused, will expire between the years
2001 and 2011.

At December 31, 1996, Lutania has the following net operating loss carryforwards available to offset taxable income, if any:

                      Year              Amount

                      1998            $  144,777
                      1999               489,915
                      2000               467,109
                      2001               484,260
                      2002             1,024,407
                      2003             1,627,654
                                      ----------
                                      $4,238,122

It is expected that Lutania will apply for income and other tax exemption during 1997. Upon the granting of such tax exemption, the net available net operating loss carryforward must be utilized over a shorter period, presently estimated to expire in 1999. Net operating loss carryforward not utilized by 1999 will no longer be available to offset income of Lutania.

(10)	Common and Preferred Stock

During 1996, Coachman issued 1,562,500 shares of its common stock for approximately $541,000 through private placements; 1,125,000 of these shares had been subscribed for but unissued at December 31, 1995.
Coachman had received $291,500 in 1995 related to the subscribed, unissued shares and had recorded a subscription receivable of $100,000 for the remaining amount to be received for the shares (collected in 1996).

During 1996, Coachman issued 650,000 shares of its common stock in payment of a note payable in the amount of $50,000 plus $14,000 of accrued interest.

During 1996, Coachman issued to the former shareholders of the Olympic
Group, 6,521 Class AA Redeemable Preferred Shares of Stock with a par value of $0.01 per share, a stated value of $1,000 and the right to cumulative dividends of $100 per annum, payable quarterly (the payment of such dividends is guaranteed by the pledge of the shares of the Olympic
Group), and agreed to issue, subject to shareholders' approval, 5,000,000 of common stock and warrants to acquire 5,000,000 additional shares of common stock at $0.50 each share. Such warrants were appraised at $0.12 per share, and expire in five years. The required shareholder's approval was obtained on March 3, 1997; however, since members of the Board of Directors and certain stockholders of Coachman owned sufficient shares of stock of Coachman at December 31, 1996, to carry an affirmative vote the committed consideration has been given accounting recognition as of December 31, 1996.

During 1995, Coachman issued 12,844,100 shares of its common stock for approximately $3,500,000, and 2,500 shares of its preferred stock for approximately $218,000 through private placements to raise capital needed for the acquisition in progress discussed in note 2 and other corporate purposes. A portion of the shares issued were accompanied by warrants, all of which were exercised by December 31, 1995.

At December 31, 1996, preferred stock includes 2,500 shares of Coachman's 6% Cumulative Convertible Redeemable Series A preferred stock (Series A), 659 shares of Coachman's 14% Cumulative Convertible
Redeemable Series B preferred stock (Series B), 3,291 shares of
Coachman's 12% Cumulative Convertible Redeemable Series C preferred stock (Series C) and 6,521 shares of Coachman's Class AA Redeemable
Preferred Stock.  Stated values are $100, $115, $115 and $1,000 for Series
A, Series B, Series C and Series AA, respectively, and Series A, B and C have a liquidation preference of $100 plus accrued but unpaid dividends per share, and Series AA have a liquidation preference of $1,000 plus accrued but unpaid dividend plus a 1% cumulative monthly premium. The holders of the Class AA preferred shares have the right to elect two directors of Coachman at least up to and until the stock is fully redeemed.
Coachman and Olympic are committed to apply funds obtained from the following sources to redeem the Series AA preferred stock: (a) total proceeds, net of issuing costs, from the offering of equities of either
Company, (b) receipt of any net funds as part of an equipment refinancing loan to Coachman and the Olympic Group except that, any amount required to finance new equipment or working capital for operations, may be utilized for such purpose with the consent of the holder of the Series
AA, and (c) any excess availability from a secured line of credit and approved by such secured lender on a monthly basis.

Dividends, when, as, and if declared by the board of directors, will be at the annual rate of $6.00, $16.10, $13.80 and $100 per share for the Series
A, Series B, Series C and Series AA preferred stock, respectively, payable in semiannual installments on June 30 and December 31 of each year, commencing on December 31, 1994, for the Series A preferred stock and commencing on June 30, 1994, for the Series B and Series C preferred stock, and payable quarterly for Series AA.

Any or all four of the series are redeemable, in whole or in part, at the option of Coachman on at least 30 days' notice, at any time and at the redemption price of $110, $115, $115, and $1,000 per share for the Series
A, Series B, Series C, and Series AA preferred stock, respectively, plus accrued and unpaid dividends to the redemption date plus a 1% monthly cumulative redemption premiums in the case of the Series AA.

The Series A, Series B, and Series C preferred stocks were convertible at any time prior to December 31, 1996, at the option of the holder, into 200, 115, and 115 shares of Coachman common stock for each share of Series
A, Series B, or Series C preferred stock, respectively, subject to adjustment in certain events. During 1996, 5 shares of Series A and 3 of Series C were converted to 193,233 shares of common stock.

The Series A, Series B, and Series C preferred stock will not have voting rights (except as required by law) unless unpaid dividends accumulate in an amount equal to or exceeding three six-month dividend periods, at which time the holders of Series A, Series B, or Series C preferred stock will be entitled to elect 20% of the members of Coachman's board of directors. The voting rights (one vote per share) will continue until all dividends on the Series A, Series B, or Series C preferred stock are paid current. The sale and transfer of all three series of preferred stock are restricted. The right to elect 20% of the members of Coachman's board of directors became effective in 1996 as no dividends have been paid since issuance of the preferred stock in 1994.

The Series A preferred stock is senior to the Series B and Series C preferred stock issues. All preferred stock is senior to Coachman's common stock with respect to dividends and on liquidation or dissolution.

At December 31, 1996, cumulative unpaid dividends on Series A, Series
B, Series C and Series AA preferred stock totaled approximately
$305,500. There were no Series A, Series B, Series C, and Series AA redemptions during 1996, 1995, or 1994, although $360,001 have been paid to the former owners of the Olympic Group in anticipation of the partial redemption of Class AA Series.

On March 3, 1997, the stockholders of Coachman approved a reverse stock split of Coachman's common stock on a one (1) share for five (5) share basis and to increase or maintain the Corporation's authorized common stock at 50,000,000 shares, par value $0.005, at such time as Coachman's common stock is accepted for listing on a national market.

(11)	Related Party Transactions

In addition to the management fees which Coachman receives, Coachman is also reimbursed for direct administrative services that it provides to affiliates. General and administrative expenses from continuing operations in the accompanying consolidated statements of operations are net of allocated direct charges. Reimbursement of these expenses were approximately $353,000, $313,000 and $314,000 for the years ended
December 31, 1996, 1995, and 1994, respectively.

Coachman, one of its subsidiaries, and an officer are guarantors on certain debt of CIILP which is collateralized by real estate. The outstanding balance of the debt amounted to approximately $2,200,000 at December
31, 1996. Coachman also holds a second mortgage on the real estate (see note 8).

A stockholder guarantees the debt of the Olympic Group to Congress up to $2,500,000 (see note 8).

During 1995 a consulting company whose president and principal is a director of Coachman provided financial advisory services to Coachman in conjunction with the Olympic Acquisition. The consulting company received a fee of $440,000 in Coachman common stock and cash, payable in 1997. The fee is included in other accrued liabilities at December 31, 1995 and 1996. During 1994 Coachman paid approximately $30,000 to a consulting company whose owner is related to one of Coachman's stockholders.

Olympic leases its office and manufacturing facilities from one of Coachman's stockholders under a yearly renewable lease agreement.
Total rent expense under such leases amounted to approximately $852,000 in 1996.

(12)	Discontinued Operations

The results of the retail sales segment have been reported as discontinued operations in the accompanying consolidated statements of operations.
The 1994 financial statements have been reclassified to present the retail sales segment as discontinued operations. All of the retail stores were closed prior to December 31, 1995, except one, which was closed in March 1996.

Revenues applicable to the discontinued operations were approximately
$6,000, $280,000, and $1,789,000, in 1996, 1995 and 1994, respectively.
As of December 31, 1996 and 1995, the assets of the retail sales segment were insignificant. The liabilities of the retail sales segment as of December 31, 1996, include approximately $525,000, $183,000 and
$430,000 included in accounts payable, accrued liabilities, and borrowings, respectively.

The 1996 and 1995 consolidated statement of operations includes a loss from operations of discontinued retail operations of $107,000 and $131,000, respectively, and a loss from discontinuing retail activities of $248,000 in 1995. The loss from discontinuing retail activities primarily consists of the impairment of assets related to the retail sales segment.
Coachman intends to settle the liabilities related to the retail sales segment for amounts less than the face amounts.

(13)	Major Customers

Sales to two customers accounted for $18,541,000 during the year ended
December 31, 1996. Accounts receivable from those customers amounted to $2,933,000 at December 31, 1996.

(14)	Commitments and Contingencies

During 1996, 1995 and 1994, Coachman leased retail facilities under operating leases with varying expiration dates. As discussed in note 3, Coachman discontinued its retail sales segment in 1995. All of the retail stores were closed in 1994 and 1995, except one, which was closed in March 1996. Some of the lease expiration dates were subsequent to the dates of the store closings. As such, Coachman or its subsidiaries may be liable for future accelerated rent. Coachman has accrued approximately
$155,000 for current and past due rent at December 31, 1996. No amounts have been recorded for future accelerated rent.

Coachman is a defendant in a lawsuit filed by the landlord of a closed store for nonpayment of rents. The suit asks for past due rent of approximately $56,000 and accelerated rents of approximately $351,000, plus attorney fees and costs. Coachman believes the claim is without merit and intends to vigorously defend its position. Coachman has accrued approximately $34,000 related to this claim.

As discussed in note 12, at December 31, 1996, Coachman has liabilities recorded related to the discontinued retail sales segment. These liabilities include accounts payable, accrued liabilities, notes payable, and long-term debt. Some of these liabilities are in various stages of dispute and/or litigation, as well as default. Coachman intends to settle these obligations in future periods for amounts less than the face amounts.

Coachman's wholly-owned subsidiary, Coachman Inns of America, Inc., serves as a general partner in a partnership owning one lodging property which another Coachman subsidiary manages. As a general partner, Coachman's subsidiary may be exposed to liability with respect to claims asserted against the partnership.

Yabucoa and Lutania leases offices and operating facilities under operating leases.

Rent expense under all noncancellable operating leases for the years ended
December 31, 1996, 1995, and 1994 is summarized as follows:

                Year                Amount

                1996              $ 919,000
                                  =========

                1995              $ 413,000
                                  =========

                1994              $ 536,000
                                  =========

Following is a summary of future minimum lease payments under its operating leases at December 31, 1996:

                Year               Amount

                1997             $  122,808
                1998                126,950
                1999                129,916
                2000                 77,270
                                 ----------
Total minimum lease payments     $  456,944

Olympic and Cintex (a stockholder of Coachman) have been assessed approximately $822,000 by the Puerto Rico Aqueduct and Sewer
Authority for excess waste discharges dating back to January 1989 up to November 1995. Management objects the reasonableness of this assessment; however, the Company is presently not in a position to estimate the amount, if any, by which such assessment may be overstated.
In the event that the Company is required to pay any part of the aforementioned assessment, Hispamer Trust, as previous principal co-owner and principal beneficiary in the sale of the Company, agrees to hold the Company harmless for any such payment, subject to a deductible of $50,000.

(15)	Employees Incentive Stock Option Plans

On March 30, 1987, Coachman adopted an Employees Incentive Stock
Option Plan (the Plan). The Plan provides for the granting of options to purchase shares of Coachman's common stock by certain officers, directors, and employees of Coachman upon terms and conditions
(including price, exercise date, number of shares, and vesting period) determined by the Compensation Committee (the Committee) appointed by the board of directors which administers the plan. The exercise price specified by the Committee may not be less than 100% of the fair market value, as defined, of Coachman's common stock as of the date of the grant.
At December 31, 1996 and 1995, 33,550 options were exercisable with an average exercise price of $.26. No options were exercised during 1996, 1995, or 1994.

No accounting is made with respect to these incentive stock options until such time as they are exercised, at which time the proceeds in excess of the par value of the shares issued will be added to additional paid-in capital.

In December 1993, Coachman granted to three Coachman officers nonqualified options to purchase a total of 1,000,000 shares of Coachman common stock exercisable at an exercise price of 120% of the closing asked price on December 15, 1993 (closing price of $.10 per share). The options may be exercised at any time during the succeeding five-year period from the option grant date subject to Coachman's ability to raise
$1,500,000, the opening of ten new Caribbean stores, and two years of continuous employment by the officers from the option grant date. During
1995, two of the officers resigned from the Company. As a result, stock options granted to the two officers during 1993 to purchase a total of 600,000 shares have been canceled. In addition, as discussed in note 3, Coachman discontinued its retail sales segment in 1995, including
Caribbean. As a result, the remaining stock options granted in 1993 to purchase a total of 400,000 shares were not exercisable and were canceled by December 31, 1996.

(16)	Incentive Contracts

The Olympic Group has entered into various contracts with agencies and instrumentalities of the Commonwealth of Puerto Rico pursuant to which it receives stipulated sums as a form of subsidy to compensate for labor training costs and other costs incidental to its operations. During 1996, the Olympic Group received or was entitled to subsidies amounting to $963,000 which have been reflected as cost of goods sold in the accompanying consolidated statements of operations.

(17)	Minority Interest in Subsidiary

During 1996, Olympic issued 68,400 shares of 10% cumulative convertible preferred stock for $1,760,000 through a private placement.
These shares were offered at $25 per share and pay quarterly dividends at a fixed annual rate of $2.50 per share beginning December 31, 1996 which are cumulative from the date of issue ($36,743 were accrued at December
31, 1996 and paid in 1997). The preferred shares have a liquidation preference of $25 per share plus accrued and unpaid dividends. The preferred shares are convertible at the option of the holder at any time after the first nine months into shares of common stock of Coachman at a conversion ratio based upon 80% of the average price of Coachman common stock for the twenty trading days prior to such conversion for each share of preferred stock valued at $25 per share, unless earlier redeemed. The preferred share may be redeemed by Olympic at the following rates:


                                         Amount per Share

            After one year                   $ 27.50
            After two years                    26.25
            After three years                  25.50
            After four years                   25.00
            After five years                   25.00


After five years, the preferred share holders have the right to require the redemption of their preferred stock by Olympic at $25 per share plus accrued and unpaid dividends.


